Exhibit 99.1

ARMOUR’S $85.2 MILLION CASH TENDER OFFER FOR JAVELIN COMMON STOCK
MEETS MINIMUM CONDITION

MERGER EXPECTED TO CLOSE APRIL 6, 2016

VERO BEACH, Florida, April 4, 2016 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR”) and JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN”) today announced that ARMOUR’s previously announced $85.2 million cash tender offer (the “Tender Offer”) for all of the outstanding shares of common stock of JAVELIN (the “JAVELIN Common Stock”) has successfully met the Minimum Condition, as defined in the Agreement and Plan of Merger dated as of March 1, 2016, among ARMOUR, JMI Acquisition Corporation (“Acquisition”) and JAVELIN (the “Merger Agreement”). ARMOUR, through its newly formed subsidiary, Acquisition, has agreed to purchase 6,785,972 shares of JAVELIN Common Stock that were properly tendered (including 594,297 shares tendered through notices of guaranteed delivery) and not withdrawn prior to the expiration of the Tender Offer at the tender offer price of $7.18 per share, for an aggregate cost of approximately $48.7 million, excluding fees and expenses relating to the Tender Offer. The 6,785,972 shares of JAVELIN Common Stock that ARMOUR has agreed to purchase in the Tender Offer (including the shares tendered through notices of guaranteed delivery) will result in ARMOUR’s ownership of approximately 57.2% of JAVELIN Common Stock outstanding as of April 1, 2016.

The Tender Offer commenced on Monday, March 7, 2016 and expired at 11:59 P.M., New York City time, on Friday, April 1, 2016. ARMOUR, through Acquisition, offered to purchase all of the outstanding shares of JAVELIN Common Stock, on the terms and subject to the conditions set forth in ARMOUR’s Offer to Purchase, dated March 7, 2016, and the related Letter of Transmittal (both as amended or supplemented from time to time). ARMOUR, through Acquisition, offered to pay $7.18 per share in cash, which price is equal to 87% of the book value per share of JAVELIN Common Stock (as calculated in accordance with the Merger Agreement) as of 5:00 P.M., New York City time, on March 18, 2016, subject to any required withholding taxes. Payment for the tendered shares of JAVELIN Common Stock will be made promptly in accordance with the terms of the Tender Offer.

Pursuant to the Merger Agreement, ARMOUR intends to complete the acquisition of JAVELIN through a second-step merger (the “Merger”) in which all of the remaining shares of JAVELIN Common Stock not purchased by ARMOUR in the Tender Offer will be converted into the right to receive the same cash price per share as in the Tender Offer, which is $7.18 per share, for an aggregate cost of approximately $36.5 million. Maryland law does not require that the Merger be approved by the JAVELIN stockholders. In accordance with Maryland law, the Merger is expected to be consummated on April 6, 2016. Upon consummation of the Merger, JAVELIN will become a wholly-owned subsidiary of ARMOUR. Following the Merger, it is anticipated that the shares of JAVELIN Common Stock will cease to be traded on The New York Stock Exchange before the open of market on April 7, 2016.

Lazard Frères and Co. LLC served as financial advisor to ARMOUR and provided a fairness opinion to ARMOUR’s board of directors. Akerman LLP served as legal counsel to ARMOUR. JMP Securities LLC served as financial advisor to the independent special committee of the board of directors of JAVELIN (the “Special Committee”) consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ARMOUR Capital Management LP (“ACM”), the external manager of JAVELIN and ARMOUR, or any of their respective subsidiaries, and provided a fairness opinion to JAVELIN’s Special Committee. Duane Morris LLP and Venable LLP served as legal counsel to JAVELIN’s Special Committee. Wachtell, Lipton, Rosen & Katz served as legal counsel to JAVELIN.

The Information Agent with regard to the Tender Offer is Alliance Advisors LLC. Continental Stock Transfer & Trust Company is the Depositary and Paying Agent.

About ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises, or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ACM, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

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ARMOUR’s $85.2 Million Cash Tender Offer For JAVELIN Common Stock Meets Minimum Condition

April 4, 2016

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ACM.

Forward-Looking Statements

This press release includes forward-looking statements. Actual events and results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including the timing for consummation of the Merger and the cessation of trading of JAVELIN common stock and that the Merger may not be consummated. Additional information concerning certain of these and other risk factors are contained in the most recent filings with the SEC of ARMOUR and JAVELIN. All subsequent written and oral forward-looking statements concerning ARMOUR and JAVELIN are expressly qualified in their entirety by the cautionary statements above. ARMOUR and JAVELIN caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ARMOUR and JAVELIN do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

ARMOUR Contact:

James R. Mountain

Chief Financial Officer

ARMOUR Residential REIT, Inc.

(772) 617-4340

JAVELIN Contact:

Alliance Advisors LLC

Stockholders call toll free:

(888) 991-1294

Banks and Brokers:

(973) 873-7721

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